EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of HF Financial Corp., pertaining to the HF Financial Corp. 2002 Stock Option and Incentive Plan, the 1991 Stock Option and Incentive Plan, the 1996 Director Restricted Stock Plan, and the Retirement Savings Plan of our report dated July 30, 2004, accompanying the consolidated statement of financial condition of HF Financial Corp. as of June 30, 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2004.

/s/ McGladrey & Pullen, LLP

Sioux Falls, South Dakota

September 23, 2005